Exhibit 3.4

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GBS INC.

GBS INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is GBS, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 5, 2016.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and has been duly approved by the written consent of the stock holders of the Corporation in accordance with Section 228 of the DGCL, and restates, integrates and further amends the provisions of the Corporation’s Certificate of incorporation.

C. The Amended and Restated Certificate of Incorporation is effective on the date of filing of its filing with the Secretary of State of the State of Delaware.

D. The text of the Amended and Restated Certificate of Incorporation hereby is integrated and restated in its entirety to read as follows:

FIRST: The name of the Corporation is GBS Inc.

SECOND: The address of the Corporation’s registered office is Agents and Corporations, Inc. 1201 Orange Street, Suite 600 Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is Agents and Corporations, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful actor activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 110,000,000 shares, of which the Corporation shall have the authority to issue 100,000,000 shares of Common Stock, $0.01 par value (the “Common Stock”) and 10,000,000 shares of Preferred Stock, $0.01 par value (the “Preferred Stock”).

The Board of Directors of the Corporation is authorized, subject to limitations prescribed by the DGCL and the provisions of this certificate of incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

FIFTH: The name and mailing address of the incorporator is Gary Simon, Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004.

SIXTH: The Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation. Election of directors need not be by written ballot unless and to the extent provided in the By- Laws of the Corporation.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or any stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit of the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment or repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws of the Corporation or of any statute inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, I have signed this Amended and Restated Certificate of Incorporation on this 17TH day of December, 2020.

/s/ Harry Simeonidis
Harry Simeonidis, President